Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries, Inc.

(972) 881-1099

Jack Lascar / Karen Roan
DRG&E (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Strong 2009 First Quarter Results

Revenues up 60 percent to $36 million

Earnings per diluted share up 155 percent to $0.28

PLANO, TEXAS — APRIL 27, 2009 — TGC Industries, Inc. (NASDAQ: TGE) today announced first quarter 2009 revenues of $36.0 million compared to $22.5 million for the first quarter of 2008, a 60 percent increase.  Net income rose 154 percent to $5.0 million, or $0.28 per diluted share, from $2.0 million, or $0.11 per diluted share, in the first quarter a year ago.  All per share amounts have been adjusted to reflect the five percent stock dividend declared on April 16, 2009 to shareholders of record as of April 28, 2009 and payable on May 12, 2009.  First quarter 2009 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) increased 89 percent to $12.6 million from $6.7 million in the 2008 first quarter.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are pleased to report solid revenue growth during the first quarter as we were able to fully utilize our nine crews and optimize the utilization rates of those crews.  Despite the difficult economic conditions and relatively weak oil and gas prices, we were not materially impacted by the widespread reductions in capital budgets for exploration and development activities in the lower 48 states to the extent that we did not experience substantial backlog cancellations during the first quarter.

“However, we have been experiencing a slowdown in the demand for our services and have been operating with eight crews since the beginning of the second quarter.  Our current backlog stands at approximately $50 million, and we continue to bid on new work as oil prices above $50 per barrel have kept drilling activity active in several parts of the oil patch.  Furthermore, the industry anticipates a decrease in service revenues during the second half of the year, and if this were to occur, it would have an adverse impact on our revenues and earnings.

“We continued to generate good cash flow from operations of $2.3 million and ended the quarter with approximately $24.3 million in cash and $10.3 million in long term debt.  We are well capitalized and strong financially and are confident we have the liquidity and financial flexibility to weather the current period of reduced oil and gas demand.  In this environment, we continue to be in close contact with our customers so that we can respond quickly to any reduced demand for our services by adjusting our crew count and utilization.”

First quarter 2009 revenues benefitted from the high capacity utilization of the nine operating crews.  Cost of services declined to 61.8 percent of revenues compared to 66.2 percent of revenues in the first quarter of 2008.  The lower cost of services as a percentage of revenues versus a year ago is due to several factors, including improved weather and crew productivity.  SG&A as a percentage of revenues fell to 3.3 percent compared to 4.2 percent in the first quarter of 2008, primarily due to higher revenues.

Income from operations increased 160 percent to $8.8 million compared to $3.4 million a year ago.  Income from operations as a percentage of revenues increased to 24.4 percent compared to 15.1 percent in the first quarter of 2008.  Income before income taxes for the first quarter of 2009 was $8.5 million, or 23.7 percent of revenues, compared to $3.2 million, or 14.3 percent of revenues in the comparable period a year ago.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, April 27, 2009, at 9:30 a.m. Eastern Time.  To participate in the conference call, dial 303-262-2130 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 11, 2009.  To access the replay, dial 303-590-3000 using a pass code of 11129232#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with branch offices in Houston, Oklahoma City, and Denver, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

- Tables to follow —

TGC Industries, Inc.

Statements of Income

	Three Months Ended
	March 31,
	2009	2008

Revenue	$36,010,877	$22,470,690

Cost and expenses
Cost of services	22,245,122	14,875,602
Selling, general and administrative	1,173,533	934,270
Depreciation and amortization expense	3,799,437	3,276,420
	27,218,092	19,086,292

Income from operations	8,792,785	3,384,398

Interest expense	268,647	161,382

Income before income taxes	8,524,138	3,223,016

Income tax expense	3,489,476	1,240,429

NET INCOME	$5,034,662	$1,982,587

Earnings per common share:
Basic	$0.28	$0.11
Diluted	$0.28	$0.11

Weighted average number of common shares outstanding:
Basic	18,270,326	18,254,361
Diluted	18,277,077	18,304,936

All per share amounts have been adjusted for the 5% stock dividend payable May 12, 2009 to shareholders of record as of April 28, 2009.

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Balance Sheets

	March 31,	December 31,
	2009	2008

Cash and cash equivalents	$24,251,308	$24,114,351
Receivables (net)	8,370,845	5,853,908
Pre-Paid expenses and other	7,233,676	4,239,440
Current assets	39,855,829	34,207,699
Other assets (net)	247,659	250,659
Property and equipment (net)	47,734,483	50,632,563
Total assets	$87,837,971	$85,090,921

Current liabilities	$16,577,360	$17,238,656
Long-term obligations	10,318,328	11,451,835
Long-term deferred tax liability	5,288,206	5,973,000
Shareholders’ equity	55,654,077	50,427,430
Total liabilities & equity	$87,837,971	$85,090,921

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income

	Three Months Ended
	March 31,
	2009	2008
Net Income	$5,034,662	$1,982,587
Depreciation	3,799,437	3,276,420
Interest expense	268,647	161,382
Income tax expense	3,489,476	1,240,429

EBITDA	$12,592,222	$6,660,818

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